Exhibit 16.1

[LETTER FROM ERNST & YOUNG LLP]

August 11, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 11, 2003, of Maxwell Shoe Company and are in agreement with the statements contained in the paragraphs in section (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP